Exhibit 99.1

Investor / Media Contact:
Dana Grosser
SEI
+1 610-676-2459
dgrosser@seic.com
Pages:        8

FOR IMMEDIATE RELEASE

SEI Reports Second-Quarter 2017 Financial Results

Closes Acquisition of Archway

OAKS, Pa., July 26, 2017 -- SEI Investments Company (NASDAQ:SEIC) today announced financial results for the second-quarter 2017. Diluted earnings per share were $0.57 in second-quarter 2017 compared to $0.49 in second-quarter 2016. Subsequent to the end of the second quarter, SEI completed its acquisition of Archway Technology Partners, LLC (Archway), a provider of technology and services to the family office and related markets.

Consolidated Overview
(In thousands, except earnings per share)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2017	2016	%	2017	2016	%

Revenues	$372,331	$343,831	8%	$732,315	$678,094	8%
Net income	91,769	81,005	13%	180,506	158,502	14%
Diluted earnings per share	$0.57	$0.49	16%	$1.11	$0.96	16%
“Our financial results for the quarter reflect the strength inherent in our overall business, even as we continue to invest in and advance our solutions for all of our markets,” said Alfred P. West, Jr., SEI Chairman and CEO.

“Our recent acquisition of Archway strategically strengthens our company and our Investment Managers segment and is an indication of our interest in very targeted transactions that expand our market footprint, solution capabilities and talent base. We are excited about the progress we’ve made and the opportunities for growth ahead for our company and shareholders.”

Summary of Second-Quarter Results by Business Segment

(In thousands)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2017	2016	%	2017	2016	%
Private Banks:
Revenues	$116,184	$114,836	1%	$228,818	$228,197	—%
Expenses	112,353	102,862	9%	220,903	206,603	7%
Operating Profit	3,831	11,974	(68)%	7,915	21,594	(63)%
Gain on sale of subsidiary	—	—	—	—	2,791	NM
Segment Profit	3,831	11,974	(68)%	7,915	24,385	NM
Operating Margin (A)	3%	10%		3%	9%

Investment Advisors:
Revenues	92,746	81,883	13%	180,984	158,562	14%
Expenses	49,380	44,721	10%	96,919	89,495	8%
Operating Profit	43,366	37,162	17%	84,065	69,067	22%
Operating Margin	47%	45%		46%	44%

Institutional Investors:
Revenues	78,068	74,674	5%	155,072	147,571	5%
Expenses	38,668	36,550	6%	77,496	71,932	8%
Operating Profit	39,400	38,124	3%	77,576	75,639	3%
Operating Margin	50%	51%		50%	51%

Investment Managers:
Revenues	83,616	70,938	18%	164,103	140,856	17%
Expenses	53,847	46,968	15%	105,912	92,243	15%
Operating Profit	29,769	23,970	24%	58,191	48,613	20%
Operating Margin	36%	34%		35%	35%

Investments in New Businesses:
Revenues	1,717	1,500	14%	3,338	2,908	15%
Expenses	5,124	5,355	(4)%	10,004	10,587	(6)%
Operating Loss	(3,407)	(3,855)	NM	(6,666)	(7,679)	NM

Totals:
Revenues	$372,331	$343,831	8%	$732,315	$678,094	8%
Expenses	259,372	236,456	10%	511,234	470,860	9%
Corporate overhead expenses	15,732	13,852	14%	30,337	26,899	13%
Income from operations	$97,227	$93,523	4%	$190,744	$180,335	6%

(A) Percentages determined exclusive of gain on sale of subsidiary.

Second-Quarter Business Highlights:

•	Revenue growth in the quarter was primarily driven by higher Asset management, administration, and distribution fees from market appreciation and positive cash flows from new and existing clients.

•
Sales events, net of client losses, during second-quarter 2017 totaled approximately $24.4 million and are expected to generate net annualized recurring revenues of approximately $14.5 million when contract values are fully realized.

•
Our average assets under management, excluding LSV, increased $20.1 billion, or 11 percent, to $209.2 billion, as compared to $189.1 billion during the second-quarter 2016. Our assets under management do not include advised assets (see attached Average Asset Balances schedules for further details).

•
Our average assets under administration increased $58.2 billion, or 13 percent, to $491.9 billion in the second-quarter 2017, as compared to $433.7 billion during the second-quarter 2016 (see attached Average Asset Balances schedules for further details).

•
Our earnings from LSV increased by $6.0 million, or 20 percent, to $36.3 million in second-quarter 2017 as compared to $30.3 million in second-quarter 2016. The increase in earnings was due to an increase in assets under management from market appreciation; however, our earnings were negatively impacted by increased personnel expenses of LSV.

•
We capitalized $16.4 million and $10.1 million of software development costs in second-quarter 2017 and 2016, respectively, of which $12.8 million and $8.5 million are related to continued enhancements to the SEI Wealth Platform. The remaining amounts of the Company's software development costs capitalized during the second quarter of 2017 and 2016 are related to an application for the Investment Managers segment. Our expenses related to maintenance and enhancements not eligible for capitalization have increased. A higher portion of these costs are recognized in personnel and consulting costs. These increased costs primarily impacted the Private Banks and Investment Advisors business segments.

•
Amortization expense related to the SEI Wealth Platform increased to $12.5 million during the second-quarter 2017 as compared to $11.1 million during the second-quarter 2016 due to continued enhancements.

•
The direct costs associated with our investment management programs increased in our Private Banks, Investment Advisors and Institutional Investors segments. These costs primarily relate to fees charged by investment advisory firms for day-to-day portfolio management of SEI-sponsored investment products.

•
Our operating expenses, primarily personnel costs, in our Investment Advisors and Investment Managers segments increased. These expenses primarily consist of operational and marketing costs and are mainly related to servicing existing clients and acquiring and implementing new clients.

•
We adopted Accounting Standards Update (ASU) 2016-09 in 2017 which will cause volatility in our quarterly effective tax rate. Our effective tax rates were 32.1 percent in second-quarter 2017 and 35.2 percent in second-quarter 2016. Refer to our Form 10-Q for second-quarter 2017 for information regarding the impact of ASU 2016-09 on our effective tax rate.

•	We repurchased 1.3 million shares of our common stock for $64.6 million during the second-quarter 2017.

Earnings Conference Call
A conference call to review earnings is scheduled for 4:30 p.m. Eastern time on Jul. 26, 2017. Investors may listen to the call at seic.com/investors/events and webcasts. Investors may also listen to a replay by telephone at (USA) 800-475-6701; (International) 320-365-3844, access code 427384.

About SEI
SEI (NASDAQ:SEIC) is a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of June 30, 2017, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages, advises or administers $809 billion in hedge, private equity, mutual fund and pooled or separately managed assets, including $307 billion in assets under management and $497 billion in client assets under administration. For more information, visit seic.com.

Many of the statements in this release may be considered “forward looking statements” and include discussions about future operations, strategies and financial results. Forward-looking statements are based upon estimates and assumptions that involve risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe our assumptions are reasonable, they could be inaccurate. Our actual future revenues and income could differ materially from our expected results. We have no obligation to publicly update or revise any forward-looking statements.

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016

Asset management, admin. and distribution fees	$288,490	$262,275	$567,055	$513,712
Information processing and software servicing fees	77,816	74,992	152,579	148,391
Transaction–based and trade execution fees	6,025	6,564	12,681	15,991

Total revenues	372,331	343,831	732,315	678,094

Subadvisory, distribution and other asset mgmt costs	43,288	40,870	85,790	80,065
Software royalties and other information processing costs	7,712	7,677	15,374	15,425
Brokerage commissions	4,226	5,093	9,185	12,201
Compensation, benefits and other personnel	109,555	102,282	218,498	204,213
Stock-based compensation	6,259	4,189	12,439	7,978
Consulting, outsourcing and professional fees	48,335	39,575	91,484	78,081
Data processing and computer related	17,883	15,782	34,655	31,500
Facilities, supplies and other costs	18,682	17,122	36,160	33,119
Amortization	12,565	11,284	24,587	22,296
Depreciation	6,599	6,434	13,399	12,881

Total expenses	275,104	250,308	541,571	497,759

Income from operations	97,227	93,523	190,744	180,335

Net gain on investments	44	250	391	124
Interest and dividend income	1,686	1,033	3,029	2,116
Interest expense	(114)	(187)	(226)	(301)
Equity in earnings of unconsolidated affiliate	36,315	30,285	69,880	59,477
Gain on sale of subsidiary	—	—	—	2,791

Income before income taxes	135,158	124,904	263,818	244,542

Income taxes	43,389	43,899	83,312	86,040

Net income	$91,769	$81,005	$180,506	$158,502

Basic earnings per common share	$0.58	$0.50	$1.14	$0.98

Shares used to calculate basic earnings per share	158,325	161,795	158,708	162,404

Diluted earnings per common share	$0.57	$0.49	$1.11	$0.96

Shares used to calculate diluted earnings per share	161,709	165,088	162,226	165,616

Dividends declared per common share	$0.28	$0.26	$0.28	$0.26

SEI INVESTMENTS COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current Assets:
Cash and cash equivalents	$660,362	$695,701
Restricted cash	3,502	3,500
Receivables from investment products	49,048	61,761
Receivables, net of allowance for doubtful accounts of $680 and $523	262,544	227,957
Securities owned	21,412	21,339
Other current assets	31,953	27,575
Total Current Assets	1,028,821	1,037,833

Property and Equipment, net of accumulated depreciation of $298,294 and $285,322	145,537	146,190
Capitalized Software, net of accumulated amortization of $328,026 and $303,540	304,673	295,867
Investments Available for Sale	86,085	84,033
Investments in Affiliated Funds, at fair value	5,350	4,858
Investment in Unconsolidated Affiliate	45,197	50,459
Deferred Income Taxes	1,773	2,127
Other Assets, net	16,653	15,456
Total Assets	$1,634,089	$1,636,823

Liabilities and Equity
Current Liabilities:
Accounts payable	$5,407	$5,966
Accrued liabilities	170,577	240,525
Deferred revenue	2,809	2,880
Total Current Liabilities	178,793	249,371

Deferred Income Taxes	69,419	69,693
Other Long-term Liabilities	14,142	14,645
Total Liabilities	262,354	333,709

Shareholders' Equity:
Common stock, $.01 par value, 750,000 shares authorized; 157,986 and 159,031 shares issued and outstanding	1,580	1,590
Capital in excess of par value	988,761	955,461
Retained earnings	409,409	384,018
Accumulated other comprehensive loss, net	(28,015)	(37,955)
Total Shareholders' Equity	1,371,735	1,303,114
Total Liabilities and Shareholders' Equity	$1,634,089	$1,636,823

ENDING ASSET BALANCES
(In millions) (Unaudited)

	Jun. 30,	Sept. 30,	Dec 31,	Mar. 31,	Jun. 30,
	2016	2016	2016	2017	2017
Private Banks:
Equity and fixed-income programs	$18,328	$18,668	$17,926	$19,034	$20,185
Collective trust fund programs	3	3	3	5	4
Liquidity funds	4,848	4,034	4,230	3,903	3,589
Total assets under management	$23,179	$22,705	$22,159	$22,942	$23,778
Client assets under administration	18,537	19,269	19,255	20,760	20,951
Total assets	$41,716	$41,974	$41,414	$43,702	$44,729

Investment Advisors:
Equity and fixed-income programs	$50,016	$52,594	$52,847	$55,311	$57,358
Collective trust fund programs	5	5	5	5	5
Liquidity funds	3,661	2,539	2,741	2,645	2,451
Total assets under management	$53,682	$55,138	$55,593	$57,961	$59,814

Institutional Investors:
Equity and fixed-income programs (E)	$75,944	$78,701	$76,465	$78,954	$81,723
Collective trust fund programs	88	90	93	89	80
Liquidity funds	2,526	2,612	2,903	2,759	2,468
Total assets under management	$78,558	$81,403	$79,461	$81,802	$84,271
Advised assets	—	—	—	3,228	4,255
Total assets	$78,558	$81,403	$79,461	$85,030	$88,526

Investment Managers:
Equity and fixed-income programs	$73	$79	$81	$84	$92
Collective trust fund programs	33,841	35,962	36,991	40,646	42,662
Liquidity funds	750	812	667	911	999
Total assets under management	$34,664	$36,853	$37,739	$41,641	$43,753
Client assets under administration (A)	419,139	451,204	448,708	457,356	476,543
Total assets	$453,803	$488,057	$486,447	$498,997	$520,296

Investments in New Businesses:
Equity and fixed-income programs	$820	$850	$884	$931	$997
Liquidity funds	37	53	61	79	46
Total assets under management	$857	$903	$945	$1,010	$1,043
Advised assets	—	—	—	85	69
Total assets	$857	$903	$945	$1,095	$1,112

LSV Asset Management:
Equity and fixed-income programs	$78,352	$83,863	$87,248	$90,611	$94,774

Total:
Equity and fixed-income programs (B)	$223,533	$234,755	$235,451	$244,925	$255,129
Collective trust fund programs	33,937	36,060	37,092	40,745	42,751
Liquidity funds	11,822	10,050	10,602	10,297	9,553
Total assets under management	$269,292	$280,865	$283,145	$295,967	$307,433
Advised assets (C)	—	—	—	3,313	4,324
Client assets under administration (D)	437,676	470,473	467,963	478,116	497,494
Total assets	$706,968	$751,338	$751,108	$777,396	$809,251

(A)
Client assets under administration in the Investment Managers segment include $48.3 billion of assets that require limited services and therefore are at fee levels below our normal full service assets (as of June 30, 2017).

(B)	Equity and fixed-income programs include $4.7 billion of assets invested in various asset allocation funds at June 30, 2017.

(C)	Assets for which SEI acts as an advisor to the accounts. These assets were excluded in previous periods.

(D)	In addition to the numbers presented, SEI also administers an additional $9.8 billion in Funds of Funds assets (as of
June 30, 2017) on which SEI does not earn an administration fee.

(E)	Ending asset balance for Institutional Investors as of Mar. 31, 2017 were revised from $80.1 billion to $79.0 billion.

AVERAGE ASSET BALANCES
(In millions) (Unaudited)

	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.
	2016	2016	2016	2017	2017
Private Banks:
Equity and fixed-income programs	$18,504	$18,650	$17,945	$18,498	$19,610
Collective trust fund programs	3	3	3	4	5
Liquidity funds	5,118	4,386	4,030	4,051	3,677
Total assets under management	$23,625	$23,039	$21,978	$22,553	$23,292
Client assets under administration	18,436	19,039	19,010	20,223	21,166
Total assets	$42,061	$42,078	$40,988	$42,776	$44,458

Investment Advisors:
Equity and fixed-income programs	$48,783	$51,924	$52,267	$54,446	$56,319
Collective trust fund programs	6	5	5	5	5
Liquidity funds	4,061	2,694	2,638	2,559	2,390
Total assets under management	$52,850	$54,623	$54,910	$57,010	$58,714

Institutional Investors:
Equity and fixed-income programs	$74,984	$77,583	$77,040	$77,852	$80,561
Collective trust fund programs	96	90	92	90	85
Liquidity funds	2,868	2,751	2,766	2,891	2,861
Total assets under management	$77,948	$80,424	$79,898	$80,833	$83,507
Advised assets	—	—	—	3,125	3,687
Total assets	$77,948	$80,424	$79,898	$83,958	$87,194

Investment Managers:
Equity and fixed-income programs	$72	$73	$79	$75	$84
Collective trust fund programs	33,021	35,257	36,170	39,081	41,615
Liquidity funds	701	874	813	860	937
Total assets under management	$33,794	$36,204	$37,062	$40,016	$42,636
Client assets under administration	415,237	436,459	446,666	453,766	470,701
Total assets	$449,031	$472,663	$483,728	$493,782	$513,337

Investments in New Businesses:
Equity and fixed-income programs	$811	$845	$851	$909	$954
Liquidity funds	39	44	60	63	64
Total assets under management	$850	$889	$911	$972	$1,018
Advised assets	—	—	—	82	73
Total assets	$850	$889	$911	$1,054	$1,091

LSV Asset Management:
Equity and fixed-income programs	$79,733	$83,373	$84,676	$90,274	$93,094

Total:
Equity and fixed-income programs	$222,887	$232,448	$232,858	$242,054	$250,622
Collective trust fund programs	33,126	35,355	36,270	39,180	41,710
Liquidity funds	12,787	10,749	10,307	10,424	9,929
Total assets under management	$268,800	$278,552	$279,435	$291,658	$302,261
Advised assets	—	—	—	3,207	3,760
Client assets under administration	433,673	455,498	465,676	473,989	491,867
Total assets	$702,473	$734,050	$745,111	$768,854	$797,888